Exhibit 107 Calculation of Filing Fee Tables
S-8
Edesa Biotech, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, no par value per share	Other	750,000	$ 7.92	$ 5,940,000.00	0.0001381	$ 820.31
Total Offering Amounts:						$ 5,940,000.00		$ 820.31
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 820.31
Offering Note
[1]	(1) Covers 750,000 common shares issuable under the Edesa Biotech, Inc. 2019 Equity Incentive Compensation (the "2019 Plan"). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein, as these amounts may be adjusted as a result of share splits, share dividends, antidilution provisions, and similar transactions. (2) Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act based on a per share price of $7.92, the average of the high and low reported sales prices of the Registrant's common shares on the Nasdaq Capital Market on May 28, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources